Exhibit 23.2

March 13, 2009

VIA EDGAR

Board of Directors

Genworth Life and Annuity Insurance Company

6610 West Broad Street

Richmond, Virginia 23230

Ladies and Gentlemen:

I hereby consent to the reference to my name under the caption “Legal Matters” in the Prospectus filed as part of Post-Effective Amendment No. 2 to the Registration Statement for Genworth Life and Annuity Insurance Company (File No. 333-141514). In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/Heather C. Harker

Heather C. Harker

Vice President and Associate General Counsel

Genworth Life and Annuity Insurance Company